EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 033-53935, 033-55207, 033-55211, 033-55845, and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Nos. 333-56604, 033-129009, 033-50225, 033-121215, and 033-120022 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 7, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ S.R. Snodgrass, A.C.

Wexford, PA

March 7, 2011